Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Medarex, Inc. of our report dated March 2, 2009 relating to the financial statements of Celldex Therapeutics, Inc. (formerly AVANT Immunotherapeutics, Inc.) which appears in Medarex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2009